Exhibit 99.1

News release: IMMEDIATE RELEASE

Ally Financial Reports Full Year and Fourth Quarter 2019 Financial Results

Full Year 2019 Net Income of $1.7 billion, $4.34 EPS, $3.72 Adjusted EPS1

Fourth Quarter Net Income of $378 million, $0.99 EPS, $0.95 Adjusted EPS1

	Full Year Results

PRE-TAX INCOME	RETURN ON EQUITY	CORE ROTCE[1]
$2.0 billion	12.4%	12.0%

	Fourth Quarter Results

PRE-TAX INCOME	RETURN ON EQUITY	COMMON SHAREHOLDER EQUITY
$487 million	10.5%	$38.51/share
CORE PRE-TAX INCOME[1]	CORE ROTCE[1]	ADJUSTED TANGIBLE BOOK VALUE[1]
$466 million	11.2%	$35.06/share

FULL YEAR 2019 HIGHLIGHTS	• EPS of $4.34, up 47% YoY; Adjusted EPS[1] of $3.72, up 12% YoY
• Total Net Revenue of $6.4 billion, up 10% YoY; Adjusted Total Net Revenue[1] of $6.3 billion, up 5% YoY
• Consumer auto originations of $36.3 billion, up 3% YoY – sourced from a record 12.6 million applications
• Retail auto portfolio yield of 6.60%, up 46 bps YoY
• Retail auto net charge-off rate of 1.29%, down 4 bps YoY
• Insurance written premiums of $1.31 billion, up 12% YoY
• Ending total deposits of $120.8 billion and retail deposits of $103.7 billion – both up $14.6 billion YoY
• Retail deposit customers increased by 322 thousand YoY to 1.97 million – highest annual customer growth for Ally Bank
• Ally Home® direct-to-consumer originations increased approximately 4x prior year originated volumes to $2.7 billion
• Ally Invest self-directed net funded accounts up 15% YoY
• Corporate Finance held-for-investment balances of $5.7 billion up 23% YoY
• Common shareholder distributions of $1.3 billion, up 11% YoY
• S&P and Fitch Ratings upgraded Ally Financial’s senior unsecured credit rating to investment grade[2]

QUARTERLY HIGHLIGHTS	• EPS of $0.99, up 41% YoY; Adjusted EPS[1] of $0.95, up 3% YoY
• Total Net Revenue of $1.6 billion, up 14% YoY; Adjusted Total Net Revenue[1] of $1.6 billion, up 4%
• Record fourth quarter retail auto application flow of 2.9 million, up 7% YoY
• Retail deposit growth of $2.4 billion QoQ
• Closed acquisition of Health Credit Services (HCS) – rebranding as Ally Lending
• Repurchased $299 million in common stock, resulting in outstanding common share count decreasing 2.4% QoQ

Ally Chief Executive Officer Jeffrey Brown commented on the financial results:

“Ally achieved multiple milestones in 2019 that demonstrated our continued success in executing on our strategic priorities. Financially, we delivered the highest Adjusted EPS1 and Total Net Revenue since our IPO, with Adjusted Tangible Book Value1 increasing over $5 per share. Our deposit franchise had a terrific year, surpassing $100 billion of retail deposits on $14.6 billion of annual growth while being recognized as the Best Online Bank by Money® Magazine for the seventh time. Our market-leading auto finance business produced strong risk-adjusted returns supported by a record 12.6 million decisioned applications and 23 straight quarters of dealer growth.”

“Our accomplishments in 2019, along with our consistent record of delivering results for our shareholders, were recognized by S&P and Fitch as Ally received investment grade2 credit ratings from both agencies for the first time since 2005.”

“We successfully returned approximately $1.3 billion of capital to shareholders in 2019 and have completed approximately $3.1 billion of share repurchases since the inception of our buyback program, reducing shares outstanding by nearly 23% since the end of 2Q 2016.”

“In 2019, we celebrated the 100-year anniversary of our auto finance business and the 10-year anniversary of Ally Bank. As we continue to diversify into new businesses and grow existing ones, while embracing a purpose-driven culture centered around our mantra to ‘Do It Right’, I remain fully confident in our ability to deliver value for all of our stakeholders over the long-term.”

[1]

The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Core Pre-Tax Income, Core Net Income Attributable to Common Shareholders, Core OID, Core Return on Tangible Common Equity (Core ROTCE), Estimated Retail Auto Originated Yield, Tangible Common Equity, Net Financing Revenue (excluding Core OID), Adjusted Total Net Revenue and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this document.

[2]	S&P and Fitch Ratings define investment grade bonds with a minimum rating of BBB-; Ally was upgraded by both rating agencies from BB+ to BBB- in 2019.

Discussion of Results

Fourth Quarter

Net income attributable to common shareholders increased $88 million versus the prior year quarter to $378 million, as higher net financing revenue and higher other revenue more than offset higher provision for loan losses and higher noninterest expense.

Net financing revenue increased $16 million versus the prior year quarter. Net financing revenue, excluding Core OIDA, was $1 million higher year-over-year as retail auto portfolio yield expansion was mostly offset by lower commercial balances and lower lease gains.

Other revenue was up $189 million versus the prior year quarter, largely due to a $124 million change in the fair value of equity securities. Other revenue, excluding the impact of the change in fair value of equity securitiesB, increased $65 million year-over-year, largely due to higher realized investment gains and higher earned premiums.

Provision for loan losses increased $10 million to $276 million, compared to the prior year quarter, primarily due to higher net charge-offs and provision expense associated with the acquisition of HCS.

Noninterest expense was up $76 million year-over-year, reflecting continued investment in our brand and technological capabilities, HCS-related expenses, insurance expenses directly linked to higher written premium volumes, and other expenses supporting the growth of our retail auto and deposit businesses.

Full Year 2019

Net income attributable to common shareholders was $1.7 billion in 2019, compared to $1.3 billion in 2018, driven by higher net financing revenue, higher other revenue, and a lower effective tax rate attributable to a $201 million discrete tax benefit from valuation allowance release on foreign tax credit carryforwards in the second quarter, partially offset by higher noninterest expense and higher provision for loan losses.

Net financing revenue improved to $4.6 billion, up $243 million from the prior year, driven by the expansion of retail auto yields and the maturity of high-cost unsecured debt, more than offsetting higher funding costs.

Full year NIM was 2.67%, including Core OIDA of 1 bp, up 2 bps year-over-year. Excluding Core OIDA, NIM was 2.68%, declining 2 bps year-over-year, as a result of growth in capital efficient, lower yielding investment securities and mortgage assets and higher funding costs, partially offset by retail auto portfolio yield expansion.

Provision for loan losses increased $80 million over the prior year, primarily driven by higher net charge offs and earning asset growth in the consumer and corporate finance businesses.

Other revenue was up year-over-year driven by higher realized investment gains and higher insurance premiums, as well as a net $211 million change in the fair value of equity securities. Other revenue, excluding the impact of the change in fair value of equity securitiesB, was up $136 million year-over-year at $1.7 billion.

Noninterest expense increased $165 million over the prior year largely due to costs associated with the enhancement of our digital and technological capabilities, higher marketing spend and higher insurance expenses in support of revenue growth.

A	Represents a non-GAAP financial measure. Refer to the definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.
B

Adjusted other revenue is a non-GAAP financial measure. Effective 1/1/2018, ASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity.

Full Year 2019 and Fourth Quarter Financial Results

						Increase/(Decrease) vs.
($ millions except per share data)	2019	2018	4Q 19	3Q 19	4Q 18	2018	3Q 19	4Q 18
Net Financing Revenue (excluding Core OID)[1]	$4,662	$4,476	$1,164	$1,195	$1,163	$186	$(32)	$1
Core OID	(29)	(86)	(8)	(7)	(23)	57	(0)	15

(a) Net Financing Revenue (as reported)	4,633	4,390	1,156	1,188	1,140	243	(32)	16
Other Revenue (excluding Change in Fair Value of Equity Securities)[2]	1,672	1,535	458	424	393	136	34	65
Change in Fair Value of Equity Securities[2]	89	(121)	29	(11)	(95)	211	40	124

(b) Other Revenue (as reported)	1,761	1,414	487	413	298	347	74	189
(c) Provision for Loan Losses	998	918	276	263	266	80	13	10
(d) Noninterest Expense	3,429	3,264	880	838	804	165	42	76

Pre-tax Income from Continuing Operations (a+b-c-d)	$1,967	$1,622	$487	$500	$368	$345	$(13)	$119
Income Tax Expense	246	359	106	119	79	(113)	(13)	27
(Loss) / Income from Discontinued Operations, Net of Tax	(6)	—	(3)	—	1	(6)	(3)	(4)

Net Income	$1,715	$1,263	$378	$381	$290	$452	$(3)	$88

	2019	2018	4Q 19	3Q 19	4Q 18	2018	3Q 19	4Q 18
GAAP EPS (diluted)	$4.34	$2.95	$0.99	$0.97	$0.70	$1.38	$0.02	$0.29
Discontinued Operations, Net of Tax	0.02	—	0.01	—	(0.00)	0.02	0.01	0.01
Core OID, Net of Tax	0.06	0.16	0.02	0.02	0.04	(0.10)	0.00	(0.03)
Change in Fair Value of Equity Securities, Net of Tax	(0.18)	0.22	(0.06)	0.02	0.18	(0.40)	(0.08)	(0.24)
Significant Discrete Tax Items[4]	(0.51)	—	—	—	—	(0.51)	—	—

Adjusted EPS[3]	$3.72	$3.34	$0.95	$1.01	$0.92	$0.39	$(0.06)	$0.03
Core ROTCE[3]	12.0%	12.3%	11.2%	12.3%	13.4%
Adjusted Efficiency Ratio[3]	47.4%	47.6%	49.4%	45.3%	46.9%
Effective Tax Rate[4]	12.5%	22.1%	21.7%	23.9%	21.5%

(1)	Represents a non-GAAP financial measure. Adjusted for Core OID. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.
(2)

Represents a non-GAAP financial measure. Adjusted for change in the fair value of equity securities due to the implementation of ASU 2016-01, effective 1/1/2018, which requires change in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this press release.
(4)

Significant discrete tax items do not relate to the operating performance of the core businesses. 2019 effective tax rate was significantly impacted by the release of valuation allowance on foreign tax credit carryforwards.

Pre-Tax Income by Segment

						Increase/(Decrease) vs.
($ millions)	2019	2018	4Q 19	3Q 19	4Q 18	2018	3Q 19	4Q 18
Automotive Finance	$1,618	$1,368	$401	$429	$335	$250	$(28)	$66
Insurance	315	80	114	56	(13)	235	58	127

Dealer Financial Services	$1,933	$1,448	$515	$485	$322	$485	$30	$193
Corporate Finance	153	144	50	44	21	9	6	29
Mortgage Finance	40	45	2	11	15	(5)	(9)	(13)
Corporate and Other	(159)	(15)	(80)	(40)	10	(144)	(40)	(90)

Pre-Tax Income from Continuing Operations	$1,967	$1,622	$487	$500	$368	$345	$(13)	$119

Core OID[1]	29	86	8	7	23	(57)	0	(15)
Change in Fair Value of Equity Securities[2]	(89)	121	(29)	11	95	(211)	(40)	(124)

Core Pre-tax Income[3]	$1,907	$1,829	$466	$519	$486	$78	$(53)	$(20)

(1)

Core OID for all periods shown is applied to the pre-tax income of the Corporate and Other segment. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

(2)

Change in fair value of equity securities impacts the Insurance and Corporate Finance segments. Reflects equity fair value adjustments related to ASU 2016-01, effective 1/1/2018, which requires change in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)

Core pre-tax income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations for Core OID and equity fair value adjustments related to ASU 2016-01. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Discussion of Segment Results

Auto Finance

Pre-tax income in the fourth quarter of $401 million was $66 million higher year-over-year as higher net financing revenue and lower provision for loan losses more than offset higher noninterest expense. Quarter-over-quarter results were impacted by lower net financing revenue driven by seasonally lower lease gains, lower commercial auto earning asset balances, and higher noninterest expense, partially offset by lower provision for loan losses.

Fourth quarter net financing revenue was $82 million higher year-over-year as higher retail auto portfolio yield and balances more than offset declines in lease gains and lower commercial auto earning asset balances.

Consumer auto originations were $8.1 billion in the fourth quarter, down $0.1 billion versus the prior year period. Fourth quarter originations included $3.9 billion of used retail volume, or 49% of total originations, $3.0 billion of new retail volume and $1.2 billion of leases.

Full year 2019 pre-tax income increased $250 million to $1.6 billion with higher net financing revenue more than offsetting higher provision for loan losses, lower other revenue and higher noninterest expense. Estimated retail auto originated yieldA was 7.44% in 2019 compared to 7.07% in 2018.

Consumer originations increased $0.9 billion in 2019 to $36.3 billion, with used volume of $19.0 billion, or 52% of total 2019 originations, $12.9 billion of new retail volume and $4.4 billion of leases.

End of period auto earning assets declined $3.5 billion year-over-year to $113.6 billion. Consumer auto earning assets increased from $78.9 billion to $81.1 billion year-over-year, driven by growth in the retail auto portfolio. End of period commercial earning assets decreased $5.6 billion year-over-year to $32.5 billion, primarily due to lower GM and Chrysler inventory levels.

Insurance

Pre-tax income was $114 million in the quarter, up $127 million versus the prior year period, primarily due to a net $120 million change in the fair value of equity securities. Core pre-tax incomeB was $86 million in the quarter, up $7 million versus the prior year period, driven primarily by higher investment income.

Quarterly written premiums were up $37 million year-over-year at $335 million, driven by ongoing vehicle inventory insurance portfolio growth and rate increases across various products. Total investment income of $36 million, excluding the change in fair value of equity securitiesB, was up $13 million year-over-year due to higher realized investment gains.

Full year 2019 pre-tax income was $315 million, up $235 million versus the prior year, primarily due to a net $200 million change in the fair value of equity securities. Core pre-tax incomeB for 2019 was $227 million, up from $192 million in 2018, driven by higher investment income and higher earned premiums.

A	Estimated retail auto originated yield is a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.
B

Represents a non-GAAP financial measure. Excludes equity fair value adjustments related to ASU 2016-01, effective 1/1/2018, which requires change in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity. Refer to the definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Corporate Finance

Pre-tax income was $50 million in the quarter, compared to $21 million in the prior year period, driven by higher net financing revenue, higher other revenue and lower provision for loan losses due to higher specific loan reserves in the prior year period.

Net financing revenue was $64 million in the quarter, up $13 million year-over-year, driven by strong loan growth. The HFI portfolio increased 23% year-over-year from $4.6 billion to $5.7 billion.

Other revenue in the quarter was $15 million, up $13 million year-over-year, due to higher syndication fee income and investment income, which includes a $4 million decline in the fair value of equity securities in the prior year period.

Full year 2019 pre-tax income was $153 million, compared to pre-tax income of $144 million in 2018, as higher net financing revenue and an $11 million increase in the change in fair value of equity securities more than offset higher provision for loan losses, lower fee income and higher noninterest expense associated with loan growth.

Mortgage Finance

Pre-tax income was $2 million in the quarter, compared to $15 million in the prior year period, as higher other revenue and lower noninterest expense was more than offset by lower net financing revenue and higher provision for loan losses. Net financing revenue was down $12 million year-over-year to $36 million, driven by faster prepayments and higher premium amortization. Total assets increased $1.1 billion to $16.3 billion primarily due to direct-to-consumer originations.

Fourth quarter provision for loan losses was $6 million higher year-over-year driven by originated volume growth and a reserve release in the prior year period.

Full year 2019 pre-tax income was $40 million, down $5 million from 2018, as higher other revenue was more than offset by lower net financing revenue, higher provision for loan losses, and higher noninterest expense driven by the continued expansion of the mortgage business.

Capital, Liquidity & Deposits

Capital

Approximately $1.3 billion of capital was returned to common shareholders in 2019. Ally repurchased $1.0 billion of common stock, or approximately 34.7 million shares, during the year, including shares withheld to cover income taxes owed by participants related to share-based incentive plans. Since initiating share repurchases in 3Q 2016, Ally has repurchased approximately 121 million shares and outstanding share count has declined by 22.6%.

During 2019, Ally paid four quarterly common dividends totaling $0.68 per share and increased the dividend per share from $0.15 in the fourth quarter of 2018 to $0.17 in the first quarter of 2019. Ally’s Board of Directors approved a $0.19 per share common dividend for the first quarter of 2020, reflecting a $0.02 increase per share relative to the prior quarter dividend.

Preliminary Basel III Transition Common Equity Tier 1 (CET1) capital ratio increased from 9.1% to 9.5% year-over-year, driven by risk-weighted asset decline due to lower commercial auto balances.

Liquidity & Funding

Consolidated cash and cash equivalents totaled $3.6 billion at quarter-end, flat compared to the end of the third quarter. Ally had $0.8 billion of institutional unsecured debt maturities in the quarter. Total liquidityC was $29.9 billion at quarter-end.

Auto securitizations totaled $1.0 billion in the quarter. For the year, the company had $3.6 billion in term auto securitization activity and issued $750 million of institutional unsecured debt. Ally reduced its total committed secured credit facility capacity by $6.1 billion year-over-year.

At year-end, 93% of Ally’s total assets were funded at Ally Bank, up from 89% a year ago.

Deposits represented 75% of Ally’s funding portfolio at year-end, excluding Core OID balanceD, improving from 66% a year ago.

Deposits

Retail deposits increased to $103.7 billion at year-end, up $2.4 billion for the quarter and up a record $14.6 billion year-over-year. Total deposits increased to $120.8 billion at year-end, up $14.6 billion year-over-year.

The average retail portfolio deposit rate was 2.02% for the quarter, up 9 bps year-over-year and down 12 bps quarter-over-quarter.

Ally’s retail deposit customer base grew 20% year-over-year, totaling 1.97 million customers at year-end, while adding a record 322 thousand customers in 2019. Average customer balance ended the quarter at $52.7 thousand. Millennials continue to comprise the largest generation segment of new customers, accounting for 60% of new customers in the fourth quarter.

C	Total liquidity includes cash & cash equivalents, highly liquid securities and current committed unused borrowing capacity. See page 18 of the Financial Supplement for more details.
D	Represents a non-GAAP financial measure. Refer to the definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for GAAP measures.

Adjusted Earnings per Share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, (3) excludes equity fair value adjustments (net of tax) related to ASU 2016-01, effective 1/1/2018, which requires change in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity, and (4) excludes significant discrete tax items that do not relate to the operating performance of the core businesses.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Insurance segment expense, rep and warrant expense and repositioning items primarily related to strategic activities. In the denominator, total net revenue is adjusted for Insurance segment revenue and Core OID. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of deferred tax liabilities (DTLs) and (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered. In December 2017, tax-effected Core OID balance was adjusted from a statutory U.S. federal tax rate of 35% to 21% (“rate”) as a result of changes to U.S. tax law. The adjustment conservatively increased the tax-effected Core OID balance and consequently reduced Adjusted TBVPS as any acceleration of the non-cash charge in the future periods would flow through the financial statements at a 21% rate versus a previously modeled 35% rate. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Core Net Income Attributable to Common Shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core net income attributable to common shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, tax-effected changes in equity investments measured at fair value, and significant discrete tax items. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Original Issue Discount (Core OID) amortization expense is a non-GAAP financial measure for OID, primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID, primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Pre-tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) equity fair value adjustments related to ASU 2016-01, effective 1/1/2018, which requires change in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Pre-Tax Income by Segment Table on page 3 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that support core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for significant discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1)

In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, fair value adjustments (net of tax) related to ASU 2016-01, effective 1/1/2018, which requires change in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity, and significant discrete tax items.

(2)	In the denominator, GAAP shareholder’s equity is adjusted for preferred equity and goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. Subsequent to June 1, 2016, the revenue and expense activity associated with Ally Invest was included within the Corporate and Other segment. Subsequent to October 1, 2019, the revenue and expense activity associated with Health Credit Services (rebranded Ally Lending) was included within the Corporate and Other segment.

Estimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period. At this time there currently is no comparable GAAP financial measure for Estimated Retail Auto Originated Yield and therefore this forecasted estimate of yield at the time of origination cannot be quantitatively reconciled to comparable GAAP information.

Net Financing Revenue (excluding OID) excludes Core OID.

Net Charge-Off Ratios are calculated as annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including tangible common equity. Ally believes that tangible common equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core return on tangible common equity (Core ROTCE), tangible common equity is further adjusted for Core OID balance and net deferred tax asset. See page 6 for calculation methodology & details.

U.S. Consumer Auto Originations

New Retail – standard and subvented rate new vehicle loans	Used – used vehicle loans
Growth – total originations from non-GM/Chrysler dealers and direct-to-consumer loans	Lease – new vehicle lease originations

Reconciliation to GAAP

Adjusted Earnings per Share

Numerator ($ millions)	FY 2019	FY 2018	FY 2017	4Q 19	3Q 19	4Q 18
GAAP Net Income Attributable to Common Shareholders	$1,715	$1,263	$929	$378	$381	$290
Discontinued Operations, Net of Tax	6	—	(3)	3	—	(1)
Core OID	29	86	71	8	7	23
Change in Fair Value of Equity Securities	(89)	121	—	(29)	11	95
Tax on: Core OID, Repo. Items & Change in Fair Value of Equity Securities (21% starting 1Q18, 35% prior)	13	(43)	(25)	4	(4)	(25)
Significant Discrete Tax Items	(201)	—	119	—	—	—

Core Net Income Attributable to Common Shareholders [a]	$1,472	$1,427	$1,091	$364	$396	$382

Denominator
Weighted-Average Common Shares Outstanding - (Diluted, thousands) [b]	395,395	427,680	455,350	383,391	392,604	414,750
Adjusted EPS [a] ÷ [b]	$3.72	$3.34	$2.39	$0.95	$1.01	$0.92

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)	FY 2019	FY 2018	FY 2017	4Q 19	3Q 19	4Q 18
GAAP Net Income Attributable to Common Shareholders	$1,715	$1,263	$929	$378	$381	$290
Discontinued Operations, Net of Tax	6	—	(3)	3	—	(1)
Core OID	29	86	71	8	7	23
Change in Fair Value of Equity Securities	(89)	121	—	(29)	11	95
Tax on: Core OID, Repo. Items & Change in Fair Value of Equity Securities (21% starting 1Q18, 35% prior)	13	(43)	(25)	4	(4)	(25)
Significant Discrete Tax Items	(201)	—	119	—	—	—

Core Net Income Attributable to Common Shareholders [a]	$1,472	$1,427	$1,091	$364	$396	$382

Denominator (2-period average, $ billions)
GAAP Shareholder’s Equity	$13.8	$13.4	$13.4	$14.4	$14.4	$13.2
Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)	(0.4)	(0.3)	(0.3)	(0.4)	(0.3)	(0.3)

Tangible Common Equity	$13.5	$13.1	$13.1	$14.1	$14.1	$12.9
Core OID Balance	(1.1)	(1.1)	(1.2)	(1.1)	(1.1)	(1.1)
Net Deferred Tax Asset (DTA)	(0.2)	(0.4)	(0.7)	(0.0)	(0.1)	(0.4)

Normalized Common Equity [b]	$12.2	$11.6	$11.2	$13.0	$12.9	$11.4

Core Return on Tangible Common Equity [a] ÷ [b]	12.0%	12.3%	9.8%	11.2%	12.3%	13.4%

Adjusted Tangible Book Value per Share

Numerator ($ billions)	FY 2019	FY 2018	FY 2017	4Q 19	3Q 19	4Q 18
GAAP Common Shareholder’s Equity	$14.4	$13.3	$13.5	$14.4	$14.5	$13.3
Goodwill and Identifiable Intangible Assets, Net of DTLs	(0.5)	(0.3)	(0.3)	(0.5)	(0.3)	(0.3)

Tangible Common Equity	14.0	13.0	13.2	14.0	14.2	13.0
Tax-effected Core OID Balance (21% starting 4Q17, 35% prior)	(0.8)	(0.9)	(0.9)	(0.8)	(0.8)	(0.9)

Adjusted Tangible Book Value [a]	$13.1	$12.1	$12.3	$13.1	$13.3	$12.1

Denominator
Issued Shares Outstanding (period-end, thousands) [b]	374,332	404,900	437,054	374,332	383,523	404,900

Metric
GAAP Common Shareholder’s Equity per Share	$38.5	$32.8	$30.9	$38.5	$37.7	$32.8
Goodwill and Identifiable Intangible Assets, Net of DTLs per Share	(1.2)	(0.7)	(0.7)	(1.2)	(0.7)	(0.7)

Tangible Common Equity per Share	$37.3	$32.1	$30.2	$37.3	$37.0	$32.1
Tax-effected Core OID Balance (21% starting 4Q17, 35% prior) per Share	(2.2)	(2.1)	(2.1)	(2.2)	(2.2)	(2.1)

Adjusted Tangible Book Value per Share [a] ÷ [b]	$35.1	$29.9	$28.1	$35.1	$34.7	$29.9

Adjusted Efficiency Ratio

Numerator ($ millions)	FY 2019	FY 2018	FY 2017	4Q 19	3Q 19	4Q 18
GAAP Noninterest Expense	$3,429	$3,264	$3,110	$880	$838	$804
Rep and Warrant Expense	(0)	3	0	—	(0)	1
Insurance Expense	(1,013)	(955)	(950)	(238)	(247)	(215)
Repositioning Items	—	—	—	—	—	—

Adjusted Noninterest Expense for Adjusted Efficiency Ratio [a]	$2,416	$2,312	$2,160	$642	$591	$590

Denominator ($ millions)
Total Net Revenue	$6,394	$5,804	$5,765	$1,643	$1,601	$1,438
Core OID	29	86	71	8	7	23
Insurance Revenue	(1,328)	(1,035)	(1,118)	(352)	(303)	(202)
Repositioning Items	—	—	—	—	—	—

Adjusted Net Revenue for Adjusted Efficiency Ratio [b]	$5,095	$4,855	$4,718	$1,299	$1,305	$1,259
Adjusted Efficiency Ratio [a] ÷ [b]	47.4%	47.6%	45.8%	49.4%	45.3%	46.9%

Original Issue Discount Amortization Expense ($ millions)	FY 2019	FY 2018	FY 2017	4Q 19	3Q 19	4Q 18
Core Original Issue Discount (Core OID) Amortization Expense (excl. accelerated OID)	$29	$86	$71	$8	$7	$23
Other OID	13	15	20	3	3	2

GAAP Original Issue Discount Amortization Expense	$42	$101	$90	$11	$11	$26

Outstanding Original Issue Discount Balance ($ millions)	FY 2019	FY 2018	FY 2017	4Q 19	3Q 19	4Q 18
Core Outstanding Original Issue Discount Balance (Core OID Balance)	$(1,063)	$(1,092)	$(1,178)	$(1,063)	$(1,071)	$(1,092)
Other Outstanding OID Balance	(37)	(43)	(57)	(37)	(40)	(43)

GAAP Outstanding Original Issue Discount Balance	$(1,100)	$(1,135)	$(1,235)	$(1,100)	$(1,111)	$(1,135)

Net Financing Revenue (ex. Core OID)

($ millions)	FY 2019	FY 2018	FY 2017	4Q 19	3Q 19	4Q 18
GAAP Net Financing Revenue	$4,633	$4,390	$4,221	$1,156	$1,188	$1,140
Core OID	29	86	71	8	7	23

Net Financing Revenue (ex. Core OID) [a]	$4,662	$4,476	$4,292	$1,164	$1,195	$1,163

Adjusted Other Revenue

($ millions)	FY 2019	FY 2018	FY 2017	4Q 19	3Q 19	4Q 18
GAAP Other Revenue	$1,761	$1,414	$1,544	$487	$413	$298
Change in Fair Value of Equity Securities	(89)	121	—	(29)	11	95

Adjusted Other Revenue [b]	$1,672	$1,535	$1,544	$458	$424	$393

Adjusted Total Net Revenue

($ millions)	FY 2019	FY 2018	FY 2017	4Q 19	3Q 19	4Q 18
Adjusted Total Net Revenue [a] + [b]	$6,334	$6,011	$5,836	$1,662	$1,620	$1,556

Insurance Non-GAAP Walk to Core Pre-Tax Income (Quarterly)

	4Q 2019				4Q 2018
($ millions) Insurance	GAAP	Core OID	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Core OID	Change in the fair value of equity securities	Non-GAAP[1]
Premiums, Service Revenue Earned and Other	$288	$—	$—	$288	$271	$—	$—	$271
Losses and Loss Adjustment Expenses	61	—	—	61	54	—	—	54
Acquisition and Underwriting Expenses	177	—	—	177	161	—	—	161
Investment Income and Other	64	—	(28)	36	(69)	—	91	22

Pre-tax Income (Loss) from Continuing Operations	$114	—	$(28)	$86	$(13)	—	$91	$78

[1]	Non-GAAP line items walk to Core pre-tax income, a non-GAAP financial measure that adjusts pre-tax income.

Insurance Non-GAAP Walk to Core Pre-Tax Income (Annual)

	FY 2019				FY 2018
($ millions) Insurance	GAAP	Core OID	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Core OID	Change in the fair value of equity securities	Non-GAAP[1]
Premiums, Service Revenue Earned and Other	$1,099	$—	$—	$1,099	$1,032	$—	$—	$1,032
Losses and Loss Adjustment Expenses	321	—	—	321	295	—	—	295
Acquisition and Underwriting Expenses	692	—	—	692	660	—	—	660
Investment Income and Other	229	—	(88)	141	3	—	112	115

Pre-tax Income from Continuing Operations	$315	—	$(88)	$227	$80	—	$112	$192

[1]	Non-GAAP line items walk to Core pre-tax income, a non-GAAP financial measure that adjusts pre-tax income.

Additional Financial Information

For additional financial information, the fourth quarter and full year 2019 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading digital financial-services company with $180.6 billion in assets as of December 31, 2019. As a customer-centric company with passionate customer service and innovative financial solutions, we are relentlessly focused on “Doing it Right” and being a trusted financial-services provider to our consumer, commercial, and corporate customers. We are one of the largest full-service automotive-finance operations in the country and offer a wide range of financial services and insurance products to automotive dealerships and consumers. Our award-winning online bank (Ally Bank, Member FDIC and Equal Housing Lender) offers mortgage-lending services and a variety of deposit and other banking products, including savings, money-market, and checking accounts, certificates of deposit (CDs), and individual retirement accounts (IRAs). Additionally, we offer securities-brokerage and investment-advisory services through Ally Invest. Our robust corporate finance business offers capital for equity sponsors and middle-market companies.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the release or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts—such as statements about the outlook for various financial and operating metrics and statements about future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future.

Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2018, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts.

Contacts:

Daniel Eller	Rebecca Anderson
Ally Investor Relations	Ally Communications (Media)
704-444-5216	980-312-8681
daniel.eller@ally.com	rebecca.anderson@ally.com